Exhibit 99.1

12/30/2025

Rebecca Robertson
Board Chair
Ceribell
360 N Pastoria Avenue
Sunnyvale, CA 94085, USA

Subject: Resignation from the Board of Directors

Dear Rebecca Robertson and Members of the Board,

Please accept this letter as formal notification of my decision to resign as a member of the Board of Directors of Ceribell, effective December 31, 2025.

My decision is based purely on a desire to focus on other professional ventures, and is not due to any disagreement with the company's operations, policies, leadership, or any financial reporting issues.

I am immensely proud of the accomplishments we have achieved during my tenure and am grateful for the opportunity to have served alongside such a dedicated and talented group of individuals. I am committed to ensuring a smooth and orderly transition and will gladly assist in any way necessary during this period.

I acknowledge that I have no outstanding claims for compensation or otherwise against Ceribell, its officers, or employees, and I release them from any such potential liabilities. I will continue to honor my obligations regarding the protection of confidential information I have received about Ceribell.

I wish Ceribell and my fellow board members continued success in the future.

Sincerely,

Lucian Iancovici, M.D.